EXHIBIT 10.7

IBC SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Table of Contents

IBC SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN		1
ARTICLE I ESTABLISHMENT AND PURPOSE		1
1.1	Establishment	1
1.2	Purpose	1
ARTICLE II DEFINITIONS AND CONSTRUCTION		1
2.1	Definitions	1
2.2	Gender or Number	4
2.3	Severability	4
2.4	Applicable Law	4
2.5	Contractual Obligations	4
ARTICLE III PARTICIPATION		4
3.1	Participation	4
3.2	Ineligible Employees	5
ARTICLE IV SERP BENEFIT AND PAYMENT		6
4.1	Form of Benefit	6
4.2	SERP Benefit at Retirement	6
4.3	Death Benefit	6
4.4	Disability Benefit	7
4.5	Reduction, Suspension or Elimination of Benefits	7
4.6	Additional Years of Credited Service or Age and Other Adjustments	7
4.7	Contingent Rights	8
4.8	Continued Employment and Reemployment of Participant Receiving or Having Received Benefits	8
ARTICLE V ADMINISTRATION AND CLAIMS PROCEDURES		9

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5.1	Administration	9
5.2	Plan Administrator Powers	9
5.3	Claims Procedure and Arbitration	10
5.4	Expenses	11
ARTICLE VI MERGER, AMENDMENT, AND TERMINATION		11
6.1	Merger, Consolidation or Acquisition	11
6.2	Amendment or Modification	11
6.3	Termination	11
ARTICLE VII MISCELLANEOUS PROVISIONS		12
7.1	Funding	12
7.2	Tax Withholding	12
7.3	Other Plans	12
7.4	Anti-assignment and Nontransferability	12

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ARTICLE I

ESTABLISHMENT AND PURPOSE

     1.1 Establishment. Effective as of June 2, 2002, Interstate Bakeries Corporation, a Delaware corporation, hereby establishes the IBC Supplemental Executive Retirement Plan (the “IBC SERP”). The IBC SERP is intended to provide a supplemental executive retirement plan benefit (“SERP Benefit”) in accordance with the provisions hereof for certain key employees and positions of the Employer.

     1.2 Purpose. This nonqualified IBC SERP is subject to amendment or termination at any time. The IBC SERP is an unfunded, non-tax-qualified mechanism which may be used to enhance the Employer’s ability to retain the services of certain Employees. The IBC SERP is intended to be an unfunded plan for a select group of management or highly compensated employees as defined in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

     The IBC SERP is designed to provide SERP Benefits for certain Employees who, on or after June 2, 2002, terminate employment with the Employer on account of Retirement, Total and Permanent Disability or death, pursuant to the terms and conditions herein. The SERP Benefit is a pension annuity payable for the life of the Participant or, if the Participant is married and so elects, for the joint lives of the Participant and his Spouse.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

     2.1 Definitions. Whenever the following terms are used in this IBC SERP, they shall have the meanings set forth below unless the context otherwise requires, and when the defined meaning is intended herein, the first letter of each word comprising the term will be capitalized.

(a) Actuarial Equivalent shall mean for purposes of calculating a joint and survivor annuity hereunder, a monthly amount of equivalent value to another monthly amount determined using the following actuarial assumptions (or such other assumptions as may be adopted by the Administrator from time to time upon the recommendation of the Company’s outside actuary):

Interest: 7%

Mortality: the GAM 83 mortality table, blended 50% male/50% female

(b) Cause shall mean (i) dishonesty by an Employee which results in direct or indirect enrichment to the Employee at the expense of the Employer or (ii) a willful violation of the Employee’s obligations to the Employer which results in a material injury to the Employer or is intended to result in material injury to the Employer. In the event the Employer terminates an Employee for Cause, the Employer shall so notify the Employee of that fact in writing at the time of the termination, specifying the acts or conduct claimed to constitute such Cause.

(c) Chief Executive Officer shall mean the Chief Executive Officer of Interstate Bakeries Corporation.

(d) Code means the Internal Revenue Code of 1986, as amended.

(e) Company means Interstate Bakeries Corporation, a Delaware corporation, or its successor.

(f) Compensation Committee means the Compensation Committee of the Company’s Board of Directors.

(g) Earnings means base salary for services for the Employer (other than such items as bonuses, other incentive compensation and pay for accrued and/or earned but unused vacation) payable by the Employer to the Employee in cash, but before reduction for amounts voluntarily deferred by the Employee pursuant to the Interstate Brands Companies Retirement Income Plan, the IBC Non-Qualified Deferred Compensation Plan and the Employer’s Code Section 125 cafeteria plan. In the case of Total and Permanent Disability, “Earnings” shall include payments to the Employee under the Employer’s Salary Continuation Policy. The Plan Administrator shall determine whether a particular item of income constitutes Earnings if a question arises.

(h) Effective Date shall be June 2, 2002.

(i) Employee means any corporate officer or senior management employee of the Employer.

(j) Employer means the Company and such other employers authorized by the Compensation Committee, as listed on Schedule B.

(k) Final Average Earnings means the annual average of the Employee’s Earnings during the consecutive sixty (60) months (or if the Employee’s period of employment with the Employer is less than sixty (60) consecutive months, the annual average of the Employee’s Earnings over his entire period of employment) immediately preceding (i) in the case of Retirement or death, the Employee’s Retirement or death or (ii) in the case of Total and Permanent Disability, the last day the Employee received pay under the Employer’s Salary Continuation policy.

(l) Participant means an Employee who (i) is eligible to participate pursuant to Section 3.1 (Participation) hereof and (ii) is not ineligible to participate pursuant to Section 3.2 (Ineligible Employees).

(m) Pension Benefit Amount means an annual single life pension annuity benefit, calculated as follows:

1.80% of a Participant’s Final Average Earnings multiplied by his Years of Credited Service up to twenty (20) years.

(n) Plan Administrator is defined in Section 5.1.

(o) Retirement shall mean retirement by a Participant who retires on or after his Retirement Age.

(p) Retirement Age means age sixty (60).

(q) Retirement Date shall be a date which is the first day of the month that falls on or after the date of Retirement.

(r) Spouse means the spouse of a Participant who is legally married to the Participant on the date of the earlier to occur of the Participant’s Retirement, Total and Permanent Disability or death.

(s) Total and Permanent Disability or Totally and Permanently Disabled means a physical or mental disability for which the Participant qualifies for long-term disability benefits under the Employer’s then existing group long-term disability insurance policy or for which the Participant would qualify for long-term disability benefits if the Participant were covered by such policy.

(t) Years of Credited Service shall mean an Employee’s number of years (and the fraction thereof) of full-time employment with the Employer as reflected on the Employer’s records, including (i) years (and the fraction thereof) of such full-time employment prior to the Effective Date of the IBC SERP and (ii) years (and the fraction thereof) of an Employee’s full-time employment with an entity that was acquired by the Company where immediately following such acquisition the Company is in control of such acquired entity. For purposes of the immediately preceding sentence, a “year of full-time employment” means each 12-month period measured from the Employee’s employment commencement date with the Employer (or, if earlier, from the Employee’s employment commencement date with an acquired entity referred to in the immediately preceding sentence) during which an Employee is continuously reflected as an active full-time employee on the Employer’s records, and “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise. For purposes of determining an Employee’s Years of Credited Service under this Section 2.1(t), the bridging of service policy adopted by the Employer from time to time shall apply whenever the Employee has a break in service with the Employer that is bridged under such policy. Further, in the event that after the Effective Date the Compensation Committee removes an Employee or a position from Schedule A, or the Employee is removed from any position on Schedule A, then unless otherwise provided on Schedule A, the Years of Credited Service and Final Average Earnings shall only be recognized for purposes of this IBC SERP through the date of removal. If the Employee whose name is removed from Schedule A or who is removed from a position on Schedule A, or whose position is removed from Schedule A, is subsequently placed in a position on Schedule A or whose then current position or name is added to or restored to Schedule A, that Employee’s Years of Credited Service and Final Average Earnings shall be recognized for purposes of this IBC SERP as if the Employee or the Employee’s position had never been removed from Schedule A, or the Employee had never been removed from a position on Schedule A.

     2.2 Gender or Number. Except when otherwise indicated by the context, any reference to the masculine gender shall also include the feminine gender, or vice versa, and the definition of any term in the singular shall also include the plural, or vice versa.

     2.3 Severability. In the event that any provision of the IBC SERP shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the IBC SERP, but the IBC SERP shall be construed and enforced as if the illegal or invalid provision had never been inserted. The Compensation Committee shall have the right and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided herein.

     2.4 Applicable Law. To the extent not controlled by the laws of the United States of America, this IBC SERP shall be governed and construed in accordance with the laws of the State of Missouri.

     2.5 Contractual Obligations. The IBC SERP is not an employment contract. It does not give to any person any rights to continued employment with the Employer. The IBC SERP does not give any person any rights to gain or to maintain eligibility to participate in the IBC SERP at his Retirement Date or any other date. All Employees remain subject at all times to change of responsibility level, including, but not limited to, change of job, change of salary, transfer, discipline, layoff, discharge and any other change of employment status without regard for the impact that any change in employment status might have upon an Employee’s eligibility to be a Participant in the IBC SERP.

ARTICLE III

PARTICIPATION

     3.1 Participation. After the Effective Date, to become a Participant, the following requirements of this Section 3.1 must be simultaneously satisfied by any Employee. The Employee must:

(a) be designated as a Participant by the Compensation Committee by name or by position and listed on the attached Schedule A, as amended from time to time at the discretion of the Compensation Committee;

(b) be in the active employment of the Employer immediately prior to his Retirement Date or, if the Employee has accrued twenty (20) Years of Credited Service, be in active employment with the Employer immediately prior to his death or the date he commences his final disability leave which immediately precedes the subsequent determination that he is Totally and Permanently Disabled; and

(c) except in the case of a Death Benefit provided under Section 4.3, have executed any nondisclosure agreement, release or such other agreements or documents that the Plan Administrator may require as a condition for eligibility to receive a SERP Benefit.

     Notwithstanding anything herein to the contrary, no SERP Benefit shall, except as otherwise provided in Section 4.8(b), be payable to any Employee so long as such Employee continues in active employment. Further, in the event that an Employee’s name or position is removed from Schedule A or the Employee is removed from a position on Schedule A, such Employee, if he satisfies the requirements of (b) and (c) above, shall become a Participant and shall be credited with Years of Credited Service to the extent provided in the second to last sentence of Section 2.1(t).

     3.2 Ineligible Employees.

(a) No person who has retired from the Employer prior to the Effective Date shall be eligible to be a Participant in the IBC SERP or to receive a SERP Benefit.

(b) Except as provided in Sections 4.3 and 4.4, no Participant shall vest in a SERP Benefit until the date provided in Section 4.7. No Employee, except as otherwise provided in Section 4.8, may grow into eligibility for a SERP Benefit after his employment with the Employer is terminated.

(c) Notwithstanding an Employee’s satisfaction of the requirements for participation herein, such Employee may nevertheless be deemed to be ineligible to participate or to continue to participate in the IBC SERP and such Employee and his Spouse, if any, may be denied benefits hereunder if, upon consideration of the facts and circumstances and any advice or recommendation of the Employer, the Compensation Committee determines that such Employee’s employment has been terminated for Cause or such Employee during employment or following termination of employment has:

(i) violated any material written Employer policies or agreement with the Employer, or

(ii) committed a felony or other major offense related in any manner to the Employee’s employment with the Employer.

ARTICLE IV

SERP BENEFIT AND PAYMENT

     4.1 Form of Benefit. The IBC SERP has been created to provide certain Employees with a specified level of pension annuity benefits.

     4.2 SERP Benefit at Retirement.

(a) The SERP Benefit payable to a Participant at Retirement (the “Retirement Benefit”) is a monthly amount equal to one-twelfth of the Pension Benefit Amount and is payable on the first day of each month, beginning on the Participant’s Retirement Date, and continuing monthly thereafter for the remainder of the Participant’s lifetime, provided that if the Participant dies before receiving 300 monthly payments, monthly payments in the same amount shall continue to be made to his Spouse, if any, until the earlier of the Spouse’s death or when a total of 300 monthly payments have been made to the Participant and his Spouse in the aggregate.

(b) In lieu of the monthly Retirement Benefit payable under Section 4.2(a), the Participant, if he is legally married on his Retirement Date, may elect to receive an adjusted Retirement Benefit payable as a monthly joint and survivor annuity to the Participant for his lifetime and, in the event he predeceases his Spouse, payable to such Spouse for the remainder of the Spouse’s lifetime. The monthly amount of such annuity payments to the Participant will equal the Actuarial Equivalent of one-twelfth of the Pension Benefit Amount which would have been paid to the Participant if he had not elected this option. The survivor percentage elected can be 50% or 100%. Accordingly, the monthly amount of annuity payments to the Spouse will equal 50% or 100% of the monthly joint and survivor annuity payments payable to the Participant, depending on the Participant’s election. The Participant must make an election to receive this joint and survivor annuity benefit (i) within sixty (60) days prior to his Retirement Date and (ii) in accordance with procedures established by the Plan Administrator.

(c) Notwithstanding anything herein to the contrary, the amount of the Retirement Benefit calculated under Section 4.2(a) or 4.2(b), as the case may be, shall not be actuarially increased on the basis of the Participant’s age where the Participant retires after his Retirement Age.

     4.3 Death Benefit.

(a) If a Participant who has reached his Retirement Age, or who has accrued twenty (20) Years of Credited Service, dies prior to termination of employment with the Employer, his Spouse, if any, shall be entitled to a monthly death benefit (the “Death Benefit”) equal to one-twelfth of the Pension Benefit Amount. Payment of a Death Benefit will commence on the first day of the month immediately following the date on which the Participant would have attained Retirement Age or if the Participant had attained Retirement Age prior to his death, payment will commence on the first day of the month immediately following the Participant’s death. Payment of a Death Benefit to the Spouse will terminate upon the Spouse’s death or when a total of 300 monthly payments have been made to the Spouse, whichever occurs first.

(b) Notwithstanding any provision herein to the contrary, the Death Benefit provided under Section 4.3(a) shall not be actuarially increased on the basis of the Participant’s age where the Participant dies after his Retirement Age.

     4.4 Disability Benefit.

(a) If a Participant with twenty (20) Years of Credited Service terminates employment with the Employer prior to attaining his Retirement Age due to Total and Permanent Disability and remains Totally and Permanently Disabled until Retirement Age, the Participant shall be entitled to a monthly disability benefit (the “Disability Benefit”) equal to one-twelfth of the Pension Benefit Amount. Such Disability Benefit shall commence on the first day of the month immediately following the date on which the Participant would have attained Retirement Age and shall continue monthly thereafter for the remainder of the Participant’s lifetime, provided that if the Participant dies before receiving 300 monthly payments, monthly payments in the same amount shall continue to be made to his Spouse, if any, until the earlier of the Spouse’s death or when a total of 300 monthly payments have been made to the Participant and his Spouse in the aggregate.

(b) In lieu of the Disability Benefit set forth in Section 4.4(a) above, a Participant with a Spouse may elect to receive an adjusted Disability Benefit calculated and payable in the same manner set forth in Section 4.2(b) above. The Participant must make an election to receive this joint and survivor Disability Benefit (i) within sixty (60) days prior to his attainment of Retirement Age and (ii) in accordance with procedures established by the Plan Administrator.

(c) If a Participant who is entitled to a Disability Benefit dies prior to his Retirement Age, his Spouse (if still married to the Participant on the date of the Participant’s death) if any, shall receive the Death Benefit provided under Section 4.3(a).

     4.5 Reduction, Suspension or Elimination of Benefits. The Compensation Committee, in its sole discretion, may at any time reduce, suspend or eliminate any SERP Benefit otherwise payable to a Participant or Spouse, if the Participant has acted or failed to act in one or more of the ways specified in Section 3.2(c) (Ineligible Employees). Any such reduction, suspension or elimination of SERP Benefits payable hereunder to a Participant shall automatically apply to any Death Benefit or survivor annuity that would be payable hereunder to the Participant’s Spouse.

     4.6 Additional Years of Credited Service or Age and Other Adjustments. In the sole and absolute discretion of the Compensation Committee, a Participant may be (i)

provided with additional years of age or Years of Credited Service under this IBC SERP or (ii) provided with benefits supplemental to, or otherwise calculated in a different manner from (including, but not limited to, the calculation of Final Average Earnings), his SERP Benefit. Any such additional benefit or payment provisions shall be as set forth in a separate, written agreement with such Participant signed by the then current chairman of the Compensation Committee which shall otherwise be subject to all the terms of this IBC SERP.

     4.7 Contingent Rights. Except as provided in Sections 4.3, 4.4 and 6.3, no Employee or Participant shall have a vested or future interest in, or entitlement to, any benefits from the IBC SERP until the last day of the month immediately preceding his Retirement Date, at which time such SERP Benefit shall be fully vested, subject only to forfeiture as provided in Section 3.2(c) (Ineligible Employees) and Section 4.5 (Reduction, Suspension, or Elimination of Benefits). As a non-qualified plan, any benefit hereunder is made subject to the conditions precedent as set forth herein and to the rights reserved herein by the Compensation Committee to increase, reduce, suspend, or eliminate benefits hereunder, to terminate or amend the IBC SERP, and the Compensation Committee’s discretionary authority to deem any Employee ineligible hereunder.

     4.8 Continued Employment and Reemployment of Participant Receiving or Having Received Benefits.

(a) No benefits accrued under this IBC SERP may be distributed to a Participant while the Participant remains in active employment with the Employer.

(b) Notwithstanding anything herein to the contrary, if a Participant who is receiving a Retirement Benefit is subsequently reemployed, payment of such benefit shall continue without interruption. At the time of the Participant’s subsequent termination of employment, if he executes any additional nondisclosure agreement, release, or such other agreements or documents the Plan Administrator may require, his Retirement Benefit shall be recalculated and payment of such benefit shall be adjusted to reflect any increase (but not any decrease) in such benefit attributable to any increase in his Final Average Earnings and any increase attributable to his additional Years of Credited Service (but only if his Years of Credited Service upon his previous Retirement do not equal or exceed twenty (20)). Notwithstanding anything herein to the contrary, (i) no Death Benefit shall be payable under Section 4.3 to the Spouse of a Participant who resumes employment under this Section 4.8(b) and (ii) the calculation of Final Average Earnings shall not include the amount of the Retirement Benefit being paid to such reemployed Participant.

ARTICLE V

ADMINISTRATION AND CLAIMS PROCEDURES

     5.1 Administration. The Company, acting through its Chief Executive Officer, shall be the Plan Administrator. The Plan Administrator shall have the discretionary authority that is expressly stated in this IBC SERP as being delegated and empowered to the Plan Administrator and shall have the discretionary authority to handle the day-to-day administration of the IBC SERP and to administer and interpret the IBC SERP according to its provisions. Meanwhile, the Compensation Committee shall have the discretionary authority that is expressly stated in this IBC SERP as being delegated and empowered to the Compensation Committee.

     Determinations of the Plan Administrator as to any questions arising under this IBC SERP, including questions of construction and interpretation shall be final, binding, and conclusive upon all persons. All determinations reserved for the Compensation Committee herein shall be final, binding and conclusive upon all persons.

     5.2 Plan Administrator Powers. In addition to the other powers provided elsewhere in this IBC SERP, the Plan Administrator shall have the power and authority in its sole and absolute discretion:

(a) To construe and interpret the IBC SERP, determine the application of the IBC SERP to situations where such application is unclear or disputable, to resolve all questions arising under the IBC SERP (including questions of fact) and make equitable adjustments for any mistakes or errors made in the administration of the IBC SERP; provided that individual exceptions to the provisions of the IBC SERP shall not be permitted;

(b) To determine all questions arising in the administration of the IBC SERP, including the power to determine the status of individuals as Participants, the rights of Participants and their Spouses and the amount of their respective benefits and such determination, interpretation or other action shall, subject to the right to appeal and arbitration under Section 5.3, be final and binding for all purposes and upon all persons;

(c) To adopt, amend and rescind such rules, regulations and forms as it may deem necessary for the proper and efficient administration of the IBC SERP consistent with its purposes;

(d) To enforce and administer the IBC SERP in accordance with its terms and the rules, regulations and forms it adopts; to appoint others and to delegate to them such administrative duties as the Plan Administrator shall deem appropriate;

(e) To take such action and establish such procedures as it deems necessary or appropriate to coordinate benefits under this IBC SERP and any other plan;

(f) To direct the appropriate person to make payments from the IBC SERP;

(g) To employ such counsel, auditors, actuaries, or other specialists (who may be counsel, auditors, actuaries or other specialists for the Company) and to engage such clerical or other services to the extent such services are not provided by the Company;

(h) To maintain records concerning the IBC SERP sufficient to prepare reports, returns and other information required by the IBC SERP or by law, and to communicate the terms of the IBC SERP and any material amendments thereto to the Participants;

(i) To delegate such of its powers and authorities (including the power and authority to delegate) to such person or persons, who so consent, as the Plan Administrator may appoint; and

(j) To do all other things the Plan Administrator deems necessary or desirable for the advantageous administration of the IBC SERP and to make the IBC SERP fully effective in accordance with its terms and intent.

     5.3 Claims Procedure and Arbitration. In the event that a dispute arises under this IBC SERP, then a written claim must be made to the Plan Administrator within sixty (60) days from the date the payment or benefit is refused. The Plan Administrator shall review the written claim and, if the claim is denied in whole or in part, the Plan Administrator shall provide, in writing and within ninety (90) days of receipt of such claim (or, if the claim is for a Disability Benefit and the Employer’s then existing long-term disability insurance carrier is not making the determination of whether the Participant has incurred a Total and Permanent Disability, within 45 days of the Plan Administrator’s receipt of such claim, subject to a 30-day extension if the Plan Administrator notifies the claimant in writing before the end of the initial 45-day period of the reason for the extension), the Plan Administrator’s specific reasons for such denial and reference to the provisions of this IBC SERP upon which the denial is based and any additional material or information necessary for the claimant to perfect the claim. Such written notice shall further indicate the steps to be taken by claimant if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Administrator fails to take any action within the aforesaid periods.

     If claimant desires a second review, the claimant shall notify the Plan Administrator in writing within sixty (60) days of the date of the first claim denial. Claimant may review the IBC SERP or any documents relating thereto and submit any written issues and comments he may feel appropriate. In its sole discretion, the Compensation Committee may then review the second claim and if so reviewed provide a written decision within sixty (60) days of receipt of such claim. If reviewed by the Compensation Committee, its decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this IBC SERP upon which the decision is based.

     If claimant continues to dispute the benefit denial, then such dispute will be resolved only in arbitration before a single arbitrator and not in any court nor before any jury. The arbitration procedures shall be those provided in the Federal Arbitration Act or, if for any reason it does not apply, the Missouri Arbitration Act. The arbitration will be in Kansas City, Missouri, or such other place as the claimant and Compensation Committee agree in writing. The arbitrator will determine the amount of the arbitrator’s fees and expenses that the claimant will pay. All arbitration hearings must commence within 90 days after the Compensation Committee has sent its written decision to the claimant pursuant to the immediately preceding paragraph.

     5.4 Expenses. The expenses of administering the IBC SERP shall be borne by the Company.

ARTICLE VI

MERGER, AMENDMENT, AND TERMINATION

     6.1 Merger, Consolidation or Acquisition. In the event of a merger, consolidation, or acquisition where the Employer is not the surviving corporation, this IBC SERP shall continue as an obligation of the surviving corporation.

     6.2 Amendment or Modification. The Compensation Committee may amend or modify the IBC SERP at any time; provided, however, that (i) no amendment or modification of the IBC SERP shall deprive a Participant or Spouse of any SERP Benefit which has become vested prior to the effective date of such amendment or modification and (ii) no amendment or modification will reduce any Employee’s accrued but unvested SERP Benefit below the accrued SERP Benefit which would have vested as provided in Section 6.3(ii) had the IBC SERP terminated on the date of such amendment or modification. The Administrator shall calculate and shall maintain as part of the Company’s records the amount of the SERP Benefit in (i) or (ii) of the immediately preceding sentence as of the date of the amendment or modification where any such amendment or modification would otherwise reduce SERP Benefits.

     6.3 Termination. In the case of a termination of the IBC SERP, (i) the termination shall not deprive a Participant or Spouse of any SERP Benefit which has become vested prior to the effective date of termination and (ii) each Employee with an accrued but unvested SERP Benefit on the termination date shall become vested in his accrued SERP Benefit as of the termination date. In the case of an accrued SERP Benefit which becomes vested under (ii) of the immediately preceding sentence, such accrued SERP shall be calculated as set forth in Section 4.2 above and based on the Participant’s Years of Credited Service and Final Average Earnings as of the IBC SERP termination date. Payment of a Participant’s accrued SERP Benefit shall not be dependent upon his continuation of employment with the Employer following the IBC SERP termination date, and such Benefit shall become payable at the date for commencement of payment of a SERP Benefit pursuant to the terms of Sections 4.2, 4.3 or 4.4 above, subject to the provisions of Section 3.2(c). The Administrator shall calculate and shall maintain as part of the Company’s records the amount of all vested SERP Benefits upon termination of the IBC SERP.

ARTICLE VII

MISCELLANEOUS PROVISIONS

     7.1 Funding. Benefits hereunder shall constitute an unfunded obligation of the Employer, but the Employer may create reserves, funds, and/or provide for amounts to be held in trust on the Employer’s behalf. Payment of benefits may be made by the Employer, or on behalf of the Employer by such a trust or through a service or benefit provider to the Employer or such trust. No Participant, Employee, or any other person shall have any right, title, or interest whatsoever in or to, or any preferred claim in or to, any such trust assets or to any other investment reserves, accounts, or funds that the Employer may purchase, establish, or accumulate to aid in providing the payments described in this IBC SERP. Nothing contained in this IBC SERP, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Employer and a Participant, Employee, or any other person.

     7.2 Tax Withholding. The Employer shall withhold or cause to be withheld from any benefit payments (and, where necessary, any other amounts payable by the Employer) any withholding or other taxes required to be withheld with respect to such payment and such sum as the Employer may reasonably estimate as necessary to cover any withholding or other taxes which may be due and owing as a result of any SERP Benefit or the creation or maintenance of this IBC SERP.

     7.3 Other Plans. No benefit payable hereunder shall be deemed compensation to the Participant for the purposes of computing benefits to which such Participant may be entitled under any other plan or arrangement of the Employer for the benefit of its employees.

     7.4 Anti-assignment and Nontransferability. An Employee, Participant, Spouse or other person shall have no rights, by way of anticipation or otherwise, to assign or otherwise dispose of any interest under this IBC SERP, nor shall rights be assigned or transferred by operation of law. No SERP Benefits hereunder may be assigned.

     IN WITNESS WHEREOF, the Company has caused this IBC SERP to be executed and adopted by its duly authorized officer effective as of the day and year first above written.

INTERSTATE BAKERIES CORPORATION

/s/ CHARLES A. SULLIVAN

Charles A. Sullivan

SCHEDULE A
TO THE IBC SERP

PARTICIPANTS

SCHEDULE B
TO THE IBC SERP

PARTICIPATING EMPLOYERS

Interstate Brands Corporation
Interstate Brands West Corporation